Exhibit 23.3
Consent of Deloitte & Touche LLP,
Independent Registered Public Accounting Firm, for The Pepsi Bottling Group, Inc.
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 24, 2006, relating to the consolidated financial statements of The Pepsi Bottling Group, Inc., incorporated by reference in the Annual Report on Form 10-K of Bottling Group, LLC for the year ended December 31, 2005, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.
/s/ Deloitte & Touche LLP
New York, New York
March 24, 2006